ETS Consulting
9093 Terranova Drive
Naples, Florida 34109
Cell phone: 239 404 9716
Email: eugstr@aol.com

LETTER OF AGREEMENT
This confirms an agreement between ETS Consulting of Naples, Florida and Medical Ventures of 13700 Mayfield PI., Suite 235, Richmond, B.C. V6V 2E4 Canada. Under this agreement ETS will provide a wide range of marketing and sales consulting services over the next twelve months.

SCOPE OF WORK
Effective June 1, 2007 through May 30, 2008 ETS will provide consulting service to Medical Ventures senior management team on sales and marketing issues including 25 days of field work with the sales team and the executive management team.

DELIVERABLES

Conduct a one day strategy session with the COO and the VP of Sales and Marketing to plan a 2 day sales meeting.

Conduct a 2 day sales meeting with the VP of Sales and Marketing and the sales team to:

Assess the present sales model.

Conduct a sales force needs assessment to identify key competencies necessary for sales success.

Assess marketing needs of the sales force.

Develop a standard sales day criteria.

Develop a model sales day criteria.

Conduct a SMART goal workshop

Recruit a USA National Sales Manager.

Aid the COO and the VP of Sales and Marketing to determine the criteria for the position.

Perform second interviews for screened potential candidates.

Conduct three day field visits with the VP of Sales and Marketing or the USA National Sales Manager to assess the effectiveness and sales skills of the six members of the sales team. With each salesperson develop three SMART goals to be completed within three months. All field visits will be completed by August 15. 2007.

Conduct once a week conference calls to assess progress and evaluate needs from June 1, 2007 to August 31, 2007.

TERMS

Medical Ventures agrees to pay ETS $10,000 per month on the first of each month for term of the contract

Medical Ventures agrees to reimburse ETS for the all 0ut of pocket expenses associated with travel accommodations, printing, fed-ex mail charges and any other agreed upon expenses.

Terms as set out above hereby accepted:

/s/ Alexei Marko	May 7, 2007
Alexei Marko, COO	Date:
Medical Ventures Corp.

/s/ Alexei Marko	May 10, 2007
Eugene Starr	Date:
ETC Consulting